Exhibit 10.1
June 3, 2009
Deutsche Lufthansa Aktiengesellschaft
Von-Gablenz-Strasse 2-6
50679 Köln
Germany
Dear Sirs/Mesdames:
     JetBlue Airways Corporation, a Delaware corporation (the “Company”), proposes to enter into an underwriting agreement to be dated on or around June 3, 2009 (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated (the “Underwriter”) providing for the public offering (the “Offering”) of approximately $100.0 million of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Company also proposes to issue and sell to the Underwriter additional shares of the Common Stock (the “Additional Securities”), if and to the extent that the Underwriter shall have determined to exercise the right to purchase such Additional Securities granted to the Underwriter in Section 2 of the Underwriting Agreement (the “Underwriter Option”). Capitalized terms not defined herein have the meanings ascribed to them in the Underwriting Agreement.
     The Company hereby grants Lufthansa an option (the “Option”) to purchase up to 15.6% of the shares (the “Option Shares”) of Common Stock that the Company would have otherwise provided to the Underwriter as part of the Underwriter Option, but only to the extent that the Underwriter exercises the Underwriter Option. The Option is exercisable at any time, in whole or in part, during each period commencing when, pursuant to the Underwriting Agreement, the Underwriter exercises, in whole or in part, its Underwriter Option and ending at the close of business on the Business Day immediately prior to the Option Closing Date relating to such exercise (each such period, an “Option Period”). The Company hereby grants Lufthansa an Option in connection with each exercise of the Underwriter Option.
     The exercise price for each share of Common Stock purchased under the Option (the “Exercise Price”) shall be the price per share paid by the public in the Offering. If Lufthansa desires to exercise an Option, it shall notify the Company in writing during the relevant Option Period, specifying the number of Option Shares with respect to which the Option is being exercised (the “Exercised Option Shares”).
     On the relevant Option Closing Date and as part of a simultaneous transaction (a “Settlement”), (i) the Company shall deliver or cause to be delivered the Exercised Option Shares to Lufthansa, and (ii) Lufthansa shall pay to the Company, by wire transfer to an account designated by the Company, in immediately available funds, an amount equal to the product of the Exercise Price and the number of the Exercised Option Shares; provided that if pursuant to Section 5 of the Underwriting Agreement the Underwriter does not purchase Additional Shares on an Option Closing Date, the Company shall not deliver, and Lufthansa shall not pay for, the Option Shares required to be delivered on that Option Closing Date.
     This agreement shall terminate upon the expiration of the Underwriter Option pursuant to the terms of the Underwriting Agreement (the “Option Termination Date”); provided, however,

if a Settlement is scheduled to occur after such Option Termination Date, this Agreement shall terminate immediately following such Settlement. If a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, merger or similar transaction occurs with respect to the outstanding Common Stock, an appropriate and proportionate adjustment shall be made to the Exercise Price and/or the number of the Option Shares to preserve the economic intent of the Option.
     Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriter. This Agreement, which shall be governed by the law of the state of New York, may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. If the terms of this Agreement are in accordance with your understandings and agreements with us, please sign and return the enclosed duplicate of this letter, whereupon this Agreement shall constitute a binding agreement between us.

Very truly yours, JETBLUE AIRWAYS CORPORATION
By	/s/ James G. Hnat
Name:	James G. Hnat
Title:	Executive Vice President, General Counsel and Secretary

Accepted and agreed to as of
the date first above written:
DEUTSCHE LUFTHANSA AKTIENGESELLSCHAFT

By	/s/ Nicolai von Ruckteschell
Name:	Nicolai von Ruckteschell
Title:	Counsel

By	/s/ Karl-Heinz Steinke
Name:	Karl-Heinz Steinke
Title:	Head Controller